UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTOMX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3521219
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

343 Oyster Point Blvd.

Suite 100

South San Francisco, CA 94080

(Address of Principal Executive Offices)

CytomX Therapeutics, Inc. 2015 Equity Incentive Plan

CytomX Therapeutics, Inc. Employee Stock Purchase Plan

CytomX Therapeutics, Inc. 2011 Stock Incentive Plan

CytomX Therapeutics, Inc. 2010 Stock Incentive Plan

(Full Title of the Plans)

Sean A. McCarthy, D. Phil.

President and Chief Executive Officer

CytomX Therapeutics, Inc.

343 Oyster Point Blvd.

Suite 100

South San Francisco, CA 94080

(650) 515-3185

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, par value $0.00001 per share	8,035,540 shares	$10.38	$83,408,905.20	$8,399.28

(1)	Consists of (i) 2,444,735 shares of common stock, par value $0.00001 per share (the “Common Stock”), of CytomX Therapeutics, Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the CytomX Therapeutics, Inc. 2015 Equity Incentive Plan, (ii) 354,466 shares of Common Stock that may be issued pursuant to the CytomX Therapeutics, Inc. Employee Stock Purchase Plan, (iii) 4,664,260 shares of Common Stock that may be issued pursuant to the CytomX Therapeutics, Inc. 2011 Stock Incentive Plan, and (iv) 572,079 shares of Common Stock that may be issued pursuant to the CytomX Therapeutics, Inc. 2010 Stock Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $10.38 per share represents the average of the high and low prices of the Common Stock on October 28, 2015, as quoted on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) the Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-206658);

(2) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 6, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description; and

(3) the Registrant’s Current Report on Form 8-K filed on October 19, 2015.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, as amended, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of the Registrant’s directors. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the U.S. federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•	the Registrant will indemnify its directors, officers and, at the discretion of the Registrant’s board of directors, certain employees and agents to the fullest extent permitted by the Delaware General Corporation Law, as amended;

•	the Registrant will advance expenses, including attorneys’ fees, to the Registrant’s directors and to its officers and certain employees, in connection with legal proceedings, subject to limited exceptions; and

•	the indemnification and advancement of expenses provided in the Registrant’s amended and restated bylaws are not exclusive of any other right to which the Registrant’s directors or officers may be entitled under any indemnification agreement the Registrant enters into with any individual director, officer, employee or agent.

The Registrant has also entered into indemnification agreements with each of its executive officers and directors. These agreements provide that the Registrant will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

The Registrant has obtained general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California, on this October 30, 2015.

CYTOMX THERAPEUTICS, INC.

By:	/s/ Sean A. McCarthy
Name: Sean A. McCarthy, D. Phil. Title: President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of CytomX Therapeutics, Inc. (the “Company”), severally constitute and appoint Sean A. McCarthy and Robert C. Goeltz II, and each of them singly, his or her true and lawful attorneys, with full power to them, and to each of them singly, to sign for him or her and in his or her name in the capacities indicated below, this Registration Statement, and any and all post-effective amendments to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURES	CAPACITY	DATE

/s/ Sean A. McCarthy Sean A. McCarthy, D. Phil.	President, Chief Executive Officer and Director (principal executive officer)	October 30, 2015

/s/ Robert C. Goeltz Robert C. Goeltz II	Chief Financial Officer (principal financial officer and principal accounting officer)	October 30, 2015

/s/ Hoyoung Huh Hoyoung Huh, M.D., Ph.D.	Chairman of the Board	October 30, 2015

/s/ Neil Exter Neil Exter	Director	October 30, 2015

/s/ Frederick W. Gluck Frederick W. Gluck	Director	October 30, 2015

/s/ Elaine V. Jones Elaine V. Jones, Ph.D.	Director	October 30, 2015

/s/ Timothy M. Shannon Timothy M. Shannon, M.D.	Director	October 30, 2015

/s/ Matthew P. Young Matthew P. Young	Director	October 30, 2015

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of CytomX Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 19, 2015).

4.2	Amended and Restated Bylaws of CytomX Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 19, 2015).

4.3	CytomX Therapeutics, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment Number 5 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on October 6, 2015).

4.4	CytomX Therapeutics, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to Amendment Number 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on September 28, 2015).

4.5	CytomX Therapeutics, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on August 28, 2015).

4.6	CytomX Therapeutics, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on August 28, 2015).

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Independent Registered Accounting Firm.

*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.